EXHIBIT 99.1

The ExOne Company Reports 2013 Fourth Quarter and Full Year Results

  2013 revenue grew 38% to $39.5 million, driven by 29 machines sold, compared with 13 in 2012 and five in 2011
  Sold 12 machines in fourth quarter, including five M-Flex units
  Confirms expectations of 40% to 50% revenue growth for 2014, in line with strategic goals

NORTH HUNTINGDON, Pa., March 19, 2014 (GLOBE NEWSWIRE) -- The ExOne Company (Nasdaq:XONE) ("ExOne" or "the Company"), a global provider of three-dimensional ("3D") printing machines and printed products to industrial customers, reported financial results today for its 2013 fourth quarter and year ended December 31, 2013.

2013 Review – Investing for Growth

Revenue for the year ended December 31, 2013 was $39.5 million, up $10.8 million, or 38%, compared with the prior-year period, driven primarily by machine sales as well as growth in Production Service Center ("PSC") revenue globally. Unfavorable currency translation impacted the comparison by
$0.6 million, or 2%.

Gross profit was $15.6 million, up $3.4 million compared with 2012. Gross profit as a percentage of sales was 39.4%, compared with last year's 42.4%. The 2013 margin was impacted by sales mix and a higher fixed cost base. Selling, general and administrative ("SG&A") expense was $16.1 million, down $2.2 million from 2012. The 2012 SG&A included a $7.7 million equity-based compensation charge, compared with $0.4 million in 2013. Research and development ("R&D") expense was $5.1 million, compared with $1.9 million in 2012, reflecting the Company's investments for growth.

Operating loss for the year was $5.7 million, compared with a loss of $8.1 million in 2012. Net loss attributable to ExOne was $6.5 million, or $0.51 per diluted share, compared with a $10.2 million loss in 2012.

Fourth Quarter Revenue – 2013 Experienced Timing Variation
($ in millions)

	For the Quarter Ended				For the Year Ended
	December 31,				December 31,
	2013		2012		2013		2012
Revenue by Product Line
3D Printing Machines & Micromachinery	$7.0	66%	$8.9	70%	$24.9	63%	$15.7	55%
3D Printed Products, Materials and Other Services ("PSC")	$3.7	34%	$3.8	30%	$14.6	37%	$13.0	45%
Total Revenue	$10.7	100%	$12.7	100%	$39.5	100%	$28.7	100%

Revenue for the quarter was $10.7 million, down 16% compared with revenue of $12.7 million for the fourth quarter of 2012. The Company sold twelve 3D printing machines during the 2013 fourth quarter compared with eight during the prior year quarter as well as eight in the trailing third quarter. Machine revenue, representing 66% of total revenue, decreased 22% from the prior-year period given the mix of machines sold. In the 2013 fourth quarter, three S-Max™ machines and one S-Print™ were sold to customers in Asia, specifically China, South Korea and Japan. Of the five M-Flex™ machines sold in the quarter, four were to U.S. customers and one to a Canadian customer. Finally, three X1-Lab™ machines were sold to U.S customers. The prior year's fourth quarter sales included five S-Max and three S-Print machines.

PSC revenue was down 3% compared with the prior-year quarter, due to capacity utilized in the fourth quarter to support two casting projects deliverable in the first half of 2014.

Fourth Quarter Operations – 2013 Investments in Technology, Resources and Strategic Initiatives

Gross profit was $3.3 million, or 30.9% gross margin, compared with $6.2 million, or 49.0% gross margin, in the 2012 fourth quarter. The 2013 gross profit and margin were impacted by lower volume, sales mix and a higher cost base. The 2012 gross profit included a $1.1 million non-recurring benefit related to the reversal of certain accrued license fees. Excluding that benefit, 2012 fourth quarter gross margin would have been 40.6%.

Operating loss was $3.3 million compared with operating income of $2.0 million in the fourth quarter of 2012. SG&A expenses were $4.9 million, compared with $3.5 million in the prior-year quarter. The current quarter included $0.4 million of expenses to support the Company's pursuit of strategic acquisitions. R&D expenses for the quarter increased by $1.0 million to $1.7 million, in support of the Company's ongoing materials qualification and machine technology enhancements. Net loss attributable to ExOne for the reported quarter was $3.2 million, or $0.22 per diluted share, compared with net income attributable to ExOne of $0.9 million for the prior-year period.

Adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") was a $2.1 million loss in the 2013 quarter, compared with Adjusted EBITDA of $2.5 million during last year's fourth quarter. ExOne management believes that when used in conjunction with other measures prepared in accordance with accounting principles generally accepted in the United States ("GAAP"), that Adjusted EBITDA, a non-GAAP measure, assists in the understanding of operating performance. See the attached tables for important disclosures regarding the Company's use of Adjusted EBITDA as well as a reconciliation of net income (loss) attributable to ExOne to Adjusted EBITDA for both the quarter and years ended December 31, 2013 and 2012.

Outlook and Strategy

The Company expects 2014 revenue to grow 40% to 50%, resulting in approximately $55 million to $60 million. Its 2014 gross margin is expected to be between 43% and 46%, excluding anticipated non-recurring costs estimated at $1.5 million to $2.5 million, associated with facility expansions.  The Company expects 2014 SG&A expenses to be in a range of $19 million to $21 million and R&D expenses to be in a range of $6 million to $7 million. Capital expenditures in 2014 are expected to be between $31 million and $34 million, including investments for capacity expansion and a global ERP implementation.

S. Kent Rockwell, Chairman and CEO, noted, "For our relatively young manufacturing technology company, 2013 has been a dynamic year of significant progress. We invested in a variety of sales-related initiatives and technological advancements. We are expanding our manufacturing capacity and, most importantly, we enhanced our personnel and leadership capabilities, increasing our full-time equivalent headcount by 45%. Our customers are responding favorably to our ExCast process, which encompasses the entire pre-print through post-print cycle. While we can't predict timing of our customers' behavior with accuracy, their feedback gives us their commitment to and confidence in our binder jetting technology and its varied industrial applications. Accordingly, as we progress in 2014, we believe that the adoption of 3D printing in industrial manufacturing applications is gaining momentum in our global marketplace."

Webcast and Conference Call

ExOne will host a conference call and live webcast Thursday, March 20th at 8:30 a.m. Eastern Time. During the conference call and webcast, management will review the financial and operating results for the fourth quarter and discuss ExOne's corporate strategies and outlook. A question-and-answer session will follow.   The teleconference can be accessed by calling (201) 689-8471. The webcast can be monitored on the Company's website at www.exone.com.

A telephonic replay will be available from 11:30 a.m. ET on the day of the teleconference through Thursday, March 27, 2014. To listen to a replay of the call, dial (858) 384-5517 and enter the conference ID number 13574438. An archive of the webcast will be available on the Company's website at www.exone.com and will include a transcript, once available.

About ExOne

ExOne is a global provider of 3D printing machines and printed products, materials and other services to industrial customers. ExOne's business primarily consists of manufacturing and selling 3D printing machines and printing products to specification for its customers using its in‐house 3D printing machines. ExOne offers pre‐production collaboration and prints products for customers through its seven production service centers ("PSCs"), which are located in the United States, Germany and Japan. ExOne builds 3D printing machines at its facilities in the United States and Germany. ExOne also supplies the associated materials, including consumables and replacement parts, and other services, including training and technical support, necessary for purchasers of its machines to print products.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects," "estimates," "projects," "typically," "anticipates," "believes," "appears," "could," "plan," and other similar words. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, which include our ability to qualify more materials in which we can print; the availability of skilled personnel; the impact of increased operating expenses and expenses relating to proposed acquisitions, investments and alliances; our strategy, including the expansion and growth of our operations; the impact of loss of key management; our plans regarding increased international operations in additional international locations; sufficiency of funds for required capital expenditures, working capital, and debt service; the adequacy of sources of liquidity; expectations regarding demand for our industrial products, operating revenues, operating and maintenance expenses, insurance expenses and deductibles, interest expenses, debt levels, and other matters with regard to outlook; demand for aerospace, automotive, heavy equipment, energy/oil/gas and other industrial products; the scope, nature or impact of acquisitions, alliances and strategic investments and our ability to integrate acquisitions and strategic investments; liabilities under laws and regulations protecting the environment; the impact of governmental laws and regulations; operating hazards, war, terrorism and cancellation or unavailability of insurance coverage; the effect of litigation and contingencies; the impact of disruption of our manufacturing facilities or PSCs; the adequacy of our protection of our intellectual property; material weaknesses in our internal control over financial reporting and other factors disclosed in the Company's Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Because they are forward-looking, these statements should be evaluated in light of important risk factors and uncertainties.

Should one or more of these risks or uncertainties materialize, or should any of ExOne's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

FINANCIAL TABLES FOLLOW.

The ExOne Company
Statement of Consolidated Operations
(in thousands, except per share data)
(unaudited)

	Quarter Ended		%	Year Ended		%
	December 31,		Change	December 31,		Change
	2013	2012		2013	2012

Revenue	$10,695	$12,744	-16%	$39,480	$28,657	38%
Cost of sales	7,392	6,496	14%	23,907	16,514	45%
Gross profit	3,303	6,248	-47%	15,573	12,143	28%
Gross margin	30.9%	49.0%		39.4%	42.4%

Research and development	1,709	751	128%	5,127	1,930	166%
Selling, general and administrative	4,940	3,458	43%	16,119	18,285	-12%
	6,649	4,209	58%	21,246	20,215	5%
Operating (loss) profit	(3,346)	2,039	NM	(5,673)	(8,072)	30%
Operating margin	-31.3%	16.0%		-14.4%	-28.2%

Interest expense	46	300	-85%	372	842	-56%
Other income – net	(35)	(147)	-76%	(98)	(221)	-56%
	11	153	-93%	274	621	-56%
(Loss) income before income taxes	(3,357)	1,886	NM	(5,947)	(8,693)	32%

(Benefit) provision for income taxes*	(160)	824	NM	370	995	-63%

Net (loss) income	(3,197)	1,062	NM	(6,317)	(9,688)	35%

Less: Net income attributable to noncontrolling interests	--	160	NM	138	480	-71%

Net (loss) income attributable to ExOne	$ (3,197)	$902	NM	$ (6,455)	$(10,168)	37%

Net loss attributable to ExOne per common share:
Basic	$ (0.22)	N/A*		$ (0.51)	N/A*
Diluted	$ (0.22)	N/A*		$ (0.51)	N/A*

Weighted average shares outstanding (basic and diluted)	14,388	N/A*		12,838	N/A*

* Information is not comparable for the quarter and year ended December 31, 2012 as a result of the reorganization of the Company as a corporation on January 1, 2013.
NM Not Meaningful

The ExOne Company
Consolidated Balance Sheets
($ in thousands, except share and unit amounts)
(unaudited)

Assets	December 31, 2013	December 31, 2012
Current assets:
Cash and cash equivalents	$98,445	$2,802
Accounts receivable – net	9,042	8,413
Inventories – net	12,764	7,485
Prepaid expenses and other current assets	3,237	1,543
Deferred income taxes	60	--
Total current assets	123,548	20,243
Property and equipment – net (including amounts attributable to consolidated variable interest entities of $5,567 at December 31, 2012)	32,772	12,467
Deferred income taxes	--	178
Other noncurrent assets	2,115	187
Total assets	$158,435	$33,075

Liabilities
Current liabilities:
Line of credit	$ --	$528
Demand note payable to member	--	8,666
Current portion of long-term debt (including amounts attributable to consolidated variable interest entities of $1,913 at December 31, 2012)	127	2,028
Current portion of capital and financing leases	549	920
Accounts payable	1,748	2,451
Accrued expenses and other current liabilities	5,394	4,436
Preferred unit dividends payable	--	1,437
Deferred income taxes	--	178
Deferred revenue and customer prepayments	916	4,281
Total current liabilities	8,734	24,925
Long-term debt – net of current portion (including amounts attributable to consolidated variable interest entities of $3,150 at December 31, 2012)	2,082	5,669
Capital and financing leases - net of current portion	475	1,949
Deferred income taxes	60	--
Other noncurrent liabilities	384	491
Total liabilities	11,735	33,034
Commitments and contingencies
Stockholders' / Members' Equity
ExOne stockholders' / members' equity (deficit):
Common stock, $0.01 par value, 200,000,000 shares authorized, 14,387,608 shares issued and outstanding	144	--
Additional paid-in capital	153,363	--
Accumulated deficit	(6,455)	--
Preferred units, $1.00 par value, 18,983,602 units issued and outstanding	--	18,984
Common units, $1.00 par value, 10,000,000 units issued and outstanding	--	10,000
Members' deficit	--	(31,355)
Accumulated other comprehensive loss	(352)	(174)
Total ExOne stockholders' / members' equity (deficit)	146,700	(2,545)
Noncontrolling interests	--	2,586
Total stockholders' / members' equity	146,700	41
Total liabilities and stockholders' / members' equity	$158,435	$33,075

The ExOne Company
Statement of Consolidated Cash Flows
($ in thousands)
(unaudited)

	Year ended December 31,
	2013	2012
Operating activities
Net loss	$ (6,317)	$ (9,688)
Adjustments to reconcile net loss to cash used for operating activities:
Depreciation	2,372	1,683
Equity-based compensation	711	7,735
Changes in assets and liabilities, excluding effects of foreign currency translation adjustments:
Increase in accounts receivable	(671)	(7,077)
Increase in inventories	(8,083)	(4,691)
Increase in prepaid expenses and other assets	(4,334)	(338)
(Decrease) increase in accounts payable	(1,100)	1,575
Increase in accrued expenses and other liabilities	937	1,528
Decrease in deferred revenue and customer prepayments	(3,707)	(404)
Cash used for operating activities	(20,192)	(9,677)

Investing activities
Capital expenditures	(19,311)	(1,858)
Cash effect of deconsolidation of noncontrolling interests in variable interest entities	(2,327)	--
Cash used for investing activities	(21,638)	(1,858)

Financing activities
Net proceeds from issuance of common stock - initial public offering	91,083	--
Net proceeds from issuance of common stock - secondary public offering	64,948	--
Net change in line-of-credit borrowings	(528)	528
Net change in demand note payable to member	(9,885)	8,629
Proceeds from long-term debt	--	1,194
Proceeds from financing leases	--	3,513
Payments on long-term debt	(5,488)	(1,626)
Payments on capital and financing leases	(2,162)	(437)
Payment of preferred stock dividends	(456)	--
Deferred offering costs	--	(712)
Deferred financing costs	--	(78)
Cash provided by financing activities	137,512	11,011

Effect of exchange rate changes on cash and cash equivalents	(39)	(170)

Net change in cash and cash equivalents	95,643	(694)
Cash and cash equivalents at beginning of year	2,802	3,496

Cash and cash equivalents at end of year	$98,445	$2,802

The ExOne Company
Additional Information
(unaudited)

Machine Sales by Type

	Quarter Ended			Year Ended
	December 31,			December 31,
Machine units sold:	2013	2012	2011	2013	2012	2011

S-Max	3	5	--	13	9	1
S-Print	1	3	--	3	3	1
S15	--	--	--	1	1	2
M-Flex	5	--	--	6	--	--
X1-Lab	3	--	1	5	--	1
Micromachinery	--	--	--	1	--	--

	12	8	1	29	13	5

The ExOne Company
Adjusted EBITDA Reconciliation
($ in millions)
(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net (loss) income attributable to ExOne	$ (3.2)	$0.9	$ (6.5)	$ (10.2)

Net income attributable to noncontrolling interests	--	0.2	0.1	0.5
Interest expense	0.0	0.3	0.4	0.8
(Benefit) provision for income taxes	(0.2)	0.8	0.4	1.0
Depreciation	0.7	0.4	2.4	1.7
Equity-based compensation*	0.2	--	0.7	--
Acquisition-related expenses	0.4	--	0.4	--
Other income - net	0.0	(0.1)	(0.1)	(0.2)

Adjusted EBITDA	$ (2.1)	$ 2.5	$ (2.2)	$ (6.4)

*As noted above, amounts reflected for equity-based compensation relate solely to expense incurred in connection with equity-based awards granted under ExOne's 2013 Equity Incentive Plan. During the year ended December 31, 2012, we incurred approximately $7.7 of equity-based compensation expense related to the sale of common units by the majority member of the former limited liability company to an existing member and two executives of the former limited liability company. As these transactions were not a part of ExOne's 2013 Equity Incentive Plan, the Company has elected not to consider the related equity-based compensation in measuring Adjusted EBITDA for the 2012 period.

ExOne defines Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) as net (loss) income attributable to ExOne (as calculated under accounting principles generally accepted in the United States ("GAAP")) plus net income of noncontrolling interests, (benefit) provision for income taxes, interest expense, depreciation, equity-based compensation associated with its 2013 Equity Incentive Plan, acquisition-related expenses, and other income - net. Use of Adjusted EBITDA, which is a non-GAAP financial measure, as defined under the rules of the U.S. Securities and Exchange Commission, is intended as a supplemental measure of ExOne's performance that is not required by, or presented in accordance with, GAAP.  Adjusted EBITDA should not be considered as an alternative to net income (loss) attributable to ExOne or any other performance measure derived in accordance with GAAP. The Company's presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by unusual or non-recurring items.

The Company believes Adjusted EBITDA is meaningful to its investors to enhance their understanding of ExOne's financial performance. Although Adjusted EBITDA is not necessarily a measure of the Company's ability to fund its cash needs, the Company understands that it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare ExOne's performance with the performance of other companies that report Adjusted EBITDA. ExOne's calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

CONTACT: For more information, contact:

         Brian Smith
         Chief Financial Officer
         (724) 765-1350
         brian.smith@exone.com

         Deborah K. Pawlowski / Karen L. Howard
         Kei Advisors LLC
         (716) 843-3908 / (716) 843-3942
         dpawlowski@keiadvisors.com / khoward@keiadvisors.com